EXHIBIT 99.1

ChinaCast Education Corporation Announces 2008 First Quarter Results

BEIJING, May 12, 2008 (PRIME NEWSWIRE) -- ChinaCast Education Corporation ("ChinaCast" or the "Company") (Nasdaq:CAST), one of the PRC's leading publicly listed for-profit, post-secondary education and e-learning services providers, today announced results for the first quarter of 2008.

2008 First Quarter Highlights(1):

 * Total revenues for the first quarter of 2008 increased 49% to
   RMB59.5 million (US$8.5 million) compared with the first quarter of
   2007.
 * Net income totaled RMB8.2 million (US$1.2 million) down 36.5%
   compared with the first quarter of 2007.
 * Net income excluding share-based compensation increased by 33.7%
   to RMB17.3 million (US$2.5 million) compared to the first quarter of 2007.
 * Cash and bank balances together with term deposits increased from
   RMB735.4 million (US$100.7 million) as at December 31, 2007, to
   RMB756.9 (US$108.1) million as at March 31, 2008.
 * The Company announced the consummation of its acquisition of 80% of the holding company of the Foreign Trade and Business College
   ("FTBC") of Chongqing Normal University.  The revenues and earnings of FTBC will be consolidated with the Company's results starting with the second quarter of 2008.
 * ChinaCast also announced that that its Board of Directors has authorized a stock repurchase program under which the Company may repurchase up to $5 million worth of the company's outstanding common shares.

Ron Chan, Chairman and CEO of ChinaCast commented, "We are very pleased with our financial performance during the first quarter. The fundamentals of our business continue to strengthen as reflected in our 49% increase in first quarter revenues as compared with the first quarter of 2007, driven primarily in the growth of our post-secondary, vocational/career and English language training businesses. Our momentum is being driven by the continued growth of the post-secondary and vocational education market in China. We fully expect to continue to reap the benefits of this growth when our new university acquisition, FTBC, begins contributing to our earnings growth starting in the second quarter and we remain comfortable with our previously issued annual guidance."

Financial Results for the three months ended March 31, 2008:

Total revenues for the first quarter of 2008 came to RMB59.5 million (US$8.5 million), up 49% over the same period last year. Services revenues were up by 20% at RMB40.2 million (US$5.7 million) while equipment revenues expanded to reach RMB19.3 million (US$2.8 million), up from RMB 6.3 million in the first quarter of last year. The Company also tracks revenue broken out along the following three education sectors shown in the table below:

 ---------------------------------------------------------------------
  In millions                                  First Quarter
 ---------------------------------------------------------------------
                                         2008       2008       2007
                                         US$         RMB        RMB
 ---------------------------------------------------------------------
 Post-Secondary
 Distance Learning                       $3.3       22.8       14.7
 ---------------------------------------------------------------------
 K-12 Educational Content                $2.3       15.9       15.7
 ---------------------------------------------------------------------
 Vocational/Career Training & English
  training services                      $2.9       20.8        9.5
 ---------------------------------------------------------------------
 Total Revenue                           $8.5       59.5       39.9
 ---------------------------------------------------------------------

Net revenue from post-secondary education distance learning services increased by 55% to reach RMB22.8 million (US$3.3 million) for the first quarter of 2008 as compared with the same period in 2007. The total number of post-secondary students enrolled in courses using the Company's distance learning platforms increased to 127,000 at March 31, 2008, up 9.5% from the 116,000 enrolled at the same time last year. This increase was due to the continuous growth of students enrolled in distance learning degree courses with the universities.

The K-12 and content delivery business' net revenues increased slightly from RMB15.7 million for the first quarter of last year to RMB15.9 (US$2.3 million) for the same quarter in 2008. The number of schools subscribed to the Company's K-12 distance learning services has stabilized at 6,500.

Net revenue from vocational and career training services and enterprise government training and networking, and English training services increased by 119% to RMB20.8 million (US$2.9 million) for the first quarter of 2008 from the RMB9.5 million (US$1.2 million) registered for the same period in 2007. This strong increase is attributed largely to a high level of equipment sales and the establishment of the English training service which contributed RMB1.4 million in revenue (US$0.2 million) for the first quarter of 2008.

Cost of sales of the Company increased by 83%, from RMB 17 million (US$2.2 million) during the first quarter of 2007 to RMB31.1 million (US$4.4 million), during the first quarter of 2008. This increase was due to the increase in equipment sales and the establishment of the English training service. Cost of materials increased from RMB6.2 million (US$0.8 million) during the first quarter of 2007 to RMB19.1 million (US$2.7 million) during the first quarter of 2008. The newly established English training service has incurred a cost of service of RMB2.4 million (US$0.3 million) in the first quarter of 2008.

The Company's gross profit margin decreased by 9.7 percentage points, from 57.4% in the first quarter of 2007 to 47.7% in the first quarter of 2008. The reduction was due to the increase in equipment sales, which has a low margin, and the establishment of the English training service in the third quarter of 2007.

Selling and marketing expenses increased from RMB0.7 million (US$0.09 million) in the first quarter of 2007 to RMB3.5 million (US$0.5 million) in the first quarter of 2008. The increase was due to the granting of employee share options under the Company's share incentive plan, which led to a share-based compensation of RMB1.3 million (US$0.2 million), in the selling and marketing expenses for the first quarter of 2008. The establishment of the English training business line also led to an increase of RMB0.7 million (US$0.1 million) in the selling and marketing expenses for the first quarter of 2008.

General and administrative expenses increased by 80.9% to RMB18.2 million (US$2.6 million) in the three months ended March 31, 2008 from RMB10.1 million (US$1.3 million) during the three months ended March 31, 2007. The increase was due to the granting of restricted shares to directors of the Company and employee share options to employees under the Company's share incentive plan, which led to a share-based compensation of RMB7.8 million (US$1.1 million) in the general and administrative expenses for the first quarter of 2008.

Overall, profit before income tax decreased from RMB18.8 million (US$2.4 million) in the three months ended March 31, 2007, to RMB12.9 million (US$1.8 million) in the three months ended March 31, 2008, a reduction of 31.6%. The decrease was mainly due to the share-based compensation amounting to RMB9.1 million (US$1.3 million) in the first quarter of 2008.

Income taxes increased by 10.5% from RMB3.5 million (US$0.5 million) in the first quarter of 2007 to RMB3.9 million (US$0.6 million) in the first quarter of 2008.

Net income decreased by 36.5% to RMB8.2 million (US$1.2 million) in the three months ended March 31, 2008 from RMB13.0 million (US$1.7 million) in the three months ended March 31, 2007. The decrease was mainly due to the share-based compensation amounting to RMB9.1 million (US$1.3 million) in the first quarter of 2008. Net income, excluding share-based compensation plans, was RMB17.3 million (US$2.5 million) for the first quarter of 2008, up 33.1% compared with the same period last year.

On March 16, 2007, the National People's Congress of China enacted a new tax law, under which foreign-invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new tax law will become effective on January 1, 2008. There will be a transition period, during which enterprises may continue to enjoy existing preferential tax treatment or in which their tax rates may be gradually adjusted to 25%. Following the effectiveness of the new tax law, one of our major PRC operating subsidiaries, CCT Shanghai, which was previously subject to the preferential rate of 15%, is now subject to the phased-in rate, which is 18% in 2008, 20% in 2009, 22% in 2010, 24% in 2011, 25% in 2012 and thereafter.

Cash and bank balances together with term deposits increased from RMB735.4 million (US$100.7 million) as at December 31, 2007, to RMB756.9 (US$108.1) million as at March 31, 2008. The increase of approximately 2.9% was because of the profit earned and the repayment by CCLBJ.

Business Outlook for Fiscal Year 2008

As stated previously, ChinaCast estimates total revenue for the 2008 fiscal year ending December 31, 2008, to be in the range of RMB234 million to RMB256 million (US$33.4 million to US$36.5 million)(2). ChinaCast estimates net income for the 2008 fiscal year ending December 31, 2008, to be in the range of RMB80 million to RMB95 million (US$11.4 million to US$13.6 million)(1). This forecast reflects ChinaCast's current and preliminary view, which is subject to change.

Conference Call Information

A conference call, to discuss the first quarter financial results, will be held at 8:30 am U.S. Eastern Time on Tuesday, May 13, 2008 (8:30 pm on May 13, 2008, Beijing/Hong Kong Time). The discussion will feature remarks by Ron Chan, Chairman and CEO, and Tony Sena, CFO.

 Conference Call Information       Replay Details
 Date:  Tuesday, May 13, 2008      The replay will be available from
 Time:  8:30 am ET*                11:30 am ET* May 13, 2008 until
                                   midnight ET* May 27, 2008

 Conference Dial In Numbers:       Conference Replay Dial In Numbers:
 U.S./Canada  Toll Free:           U.S./Canada Toll Free:
  +1 877 545-1491                  1 888-203-1112
 International: +1 719 325-4848    International:  +1 719 457-0820
                                   Pass Code:  4666680

 Live Webcast:                     Web Replay:
 www.chinacasteducation.com        www.chinacasteducation.com
 *ET=U.S. Eastern Daylight Savings Time

Please access the website approximately 10 minutes prior to the start time in order to download a copy of the company's earnings results presentation and to install any necessary software.

About ChinaCast Education Corporation

Established in 1999, ChinaCast is one of the PRC's leading publicly listed for-profit, post-secondary education and e-learning services providers. With over 1,200 employees, ChinaCast serves 127,000 students over its e-learning network and more than 10,400 students in traditional education settings. The Company provides undergraduate degree programs through its 80% ownership in the Foreign Trade and Business College (FTBC) of Chongqing Normal University. FTBC offers career-oriented 4-year bachelor's degree and 2-year diploma programs in finance, economics, trade, tourism management, advertising, language, IT and music. These degree and diploma programs are fully accredited by the PRC Ministry of Education. The Company provides its e-learning education services via its nationwide satellite broadband network to leading post-secondary educational institutions, K-12 schools, government agencies and corporate enterprises. These services include interactive distance learning applications, multimedia education content delivery, English language training and vocational/career training courses. The company is listed on the NASDAQ with the ticker symbol CAST.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the company's Annual Report on Form 10KSB for the fiscal year ended December 31, 2007. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate", "estimate", "expect", "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

(1) Dollar amounts for the first quarter of 2008 are based on the exchange rate of 1USD = 7.0 RMB.

(2) This estimate is based on the exchange rate of 1USD = 7.0 RMB.

                        CHINACAST EDUCATION CORPORATION
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                   (In thousands, except share-related data)

                                  For the three months ended March 31,
                                  -----------------------------------
                                     2008        2008         2007
                                  ----------- ----------- -----------
                                      US$         RMB         RMB
 Revenues:
  Service                               5,744      40,205      33,535
  Equipment                             2,755      19,289       6,320
                                  ----------- ----------- -----------
                                        8,499      59,494      39,855
                                  ----------- ----------- -----------
 Cost of revenues:
  Service                              (1,712)    (11,986)    (10,756)
  Equipment                            (2,730)    (19,105)     (6,243)
                                  ----------- ----------- -----------
                                       (4,442)    (31,091)    (16,999)
                                  ----------- ----------- -----------
 Gross profit                           4,057      28,403      22,856
 Operating (expenses) income:
 Selling and marketing expenses
  (including share-based
  compensation of RMB1,281 and
  RMBnil for the three-month
  periods ended March 31 for 2008
  and 2007, respectively)                (498)     (3,487)       (679)
 General and administrative
  expenses (including share-based
  compensation of RMB7,834 and
  RMBnil for the three-month
  periods ended March 31 for 2008
  and 2007, respectively)              (2,602)    (18,216)    (10,068)
 Foreign exchange loss                    (66)       (465)       (844)
 Management service fee                   114         798       4,701
                                  ----------- ----------- -----------
 Total operating expenses, net         (3,052)    (21,370)     (6,890)
                                  ----------- ----------- -----------
 Income from operations                 1,005       7,033      15,966
 Interest income                          836       5,852       2,905
 Interest expense                          (1)         (4)        (28)
 Income before provision for
  income taxes, earnings in
  equity investments, and
  minority interest and
  discounted operations                 1,840      12,881      18,843
 Provision for income taxes              (551)     (3,859)     (3,492)
                                  ----------- ----------- -----------
 Income before earnings in equity
  investments, minority
  interest, and discontinued
  operations                            1,289       9,022      15,351
 Loss in equity investments               (58)       (408)       (239)
 Minority interest                        (55)       (384)     (1,775)
                                  ----------- ----------- -----------
 Income from continuing
  operations                            1,176       8,230      13,337
                                  ----------- ----------- -----------
 Discontinued operations:
 Income (loss) from discontinued
  operations, net of tax
  RMBnil for both 2008 and 2007            --          --        (139)
 Minority interest in
  discontinued operations, net
  of tax RMBnil for both 2008 and
  2007                                     --          --        (230)
                                  ----------- ----------- -----------
 Loss on discontinued operations           --          --        (369)
                                  ----------- ----------- -----------
 Net income                             1,176       8,230      12,968
                                  =========== =========== ===========
 Net income per share
    Basic                                0.04        0.30        0.52
                                  =========== =========== ===========
    Diluted                              0.04        0.29        0.50
                                  =========== =========== ===========
 Weighted average shares used in
  computation:
    Basic                          27,297,256  27,297,256  24,725,116
                                  =========== =========== ===========
    Diluted                        28,292,257  28,292,257  26,162,379
                                  =========== =========== ===========

                          CHINACAST EDUCATION CORPORATION
                    CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
                        (In thousands, except share-related data)

                                                              As of
                                               As of         Dec. 31,
                                           March 31, 2008      2007
                                        -------------------  --------
                                           US$        RMB      RMB
 Assets
 Current assets:
  Cash and cash equivalents               19,402    135,814   138,610
  Term deposits                           88,725    621,076   596,768
  Accounts receivable, net of
   allowance of RMB148 for both 2008
   and 2007                                7,669     53,682    35,316
  Inventory                                  285      1,993     2,015
  Prepaid expenses and other current
   assets                                   1312      9,187     7,127
  Amounts due from related parties           493      3,448     3,248
                                        --------   --------  --------
 Total current assets                    117,886    825,200   783,084
 Non-current deposits                        155      1,087     1,948
 Property and equipment, net               1,484     10,387    11,107
 Acquired intangible assets, net           3,031     21,218    21,781
 Long-term investments                     1,537     10,757    11,165
 Non-current advances to a related party  15,871    111,097   119,914
 Goodwill                                    236      1,652     1,715
                                        --------   --------  --------
 Total assets                            142,200    981,398   950,714
                                        ========   ========  ========
 Liabilities, minority interest, and
  shareholders' equity
 Current liabilities:
  Accounts payable                         2,751     19,256    13,027
  Accrued expenses and other current
   liabilities                             8,119     56,831    53,376
  Amounts due to related parties              --         --        --
  Income taxes payable                     4,920     34,441    31,237
  Current portion of capital lease
   obligation                                 --         --        34
                                        --------   --------  --------
 Total current liabilities                15,790    110,528    97,674
                                        --------   --------  --------
 Non-current liabilities:
  Unrecognized tax benefits                4,002     28,016    27,892
                                        --------   --------  --------
 Total non-current liabilities             4,002     28,016    27,892
                                        --------   --------  --------
 Total liabilities                        19,792    138,544   125,566
                                        --------   --------  --------
 Minority interest                         2,985     20,896    20,512
                                        --------   --------  --------
 Commitments and contingencies
 Shareholders' equity:
  Ordinary shares (US$0.0001 par
   value; 100,000,000 shares
   authorized in 2008 and 2007;
   27,297,641 and 27,292,641 shares
   issued and outstanding in 2008 and
   2007, respectively)                         3         21        21
  Additional paid-in capital             111,161    778,119   768,844
  Statutory reserve                        2,490     17,433    16,087
  Accumulated other comprehensive loss      (770)    (5,388)   (5,205)
  Retained earnings                        4,539     31,773    24,889
                                        --------   --------  --------
 Total shareholders' equity              117,423    821,958   804,636
                                        --------   --------  --------
 Total liabilities, minority
  interest, and shareholders' equity     142,200    981,398   950,714
                                        ========   ========  ========

                           CHINACAST EDUCATION CORPORATION
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                (In thousands)

                                          For the three months ended
                                                   March 31,
                                        -----------------------------
                                          2008       2008      2007
                                        --------   --------  --------
                                           US$        RMB       RMB
 Cash flows from operating activities:
 Net income                                1,176      8,230    12,968
 Adjustments to reconcile net income
  to net cash provided
  by operating activities:
  Minority interest in continuing
   operations                                 55        384     1,775
  Minority interest in discontinued
   operations                                 --         --       230
  Depreciation and amortization              203      1,421     2,119
  Share-based compensation                 1,302      9,115        --
  Loss in equity investments                  58        408       239
 Changes in assets and liabilities:
  Accounts receivable                     (2,696)   (18,869)   (1,214)
  Inventory                                    3         22        10
  Prepaid expenses and other current
   assets                                   (297)    (2,078)   (4,109)
  Non-current deposits                       120        837        --
  Amounts due from related parties           (29)      (200)     (389)
  Accounts payable                           900      6,300     4,149
  Accrued expenses and other current
   liabilities                               592      4,143   (42,879)
  Amounts due to related parties              --         --      (253)
  Income taxes payable                       459      3,210     2,279
  Deferred taxes                              --         --        43
  Unrecognised tax benefits                   18        124        36
                                        --------   --------  --------
 Net cash used in operating activities     1,864     13,047   (24,996)
                                        --------   --------  --------
 Cash flows from investing activities:
 Repayment from advance to related
  parties                                  1,260      8,817     1,811
 Purchase of property and equipment          (92)      (642)     (703)
 Term deposits                            (3,473)   (24,308)  (42,622)
 Proceeds from disposal of
  discontinued operations, net of
  cash disposed of                            --         --    (9,113)
                                        --------   --------  --------
 Net cash provided by (used in)
  investing activities                    (2,305)   (16,133)  (50,627)
                                        --------   --------  --------
 Cash flows from financing activities:
 Exercise of unit purchase options            50        347        --
 Repayment of capital lease obligation        (5)       (33)      (38)
 Repayment of advances from related
  parities                                    --         --    (4,251)
                                        --------   --------  --------
 Net cash provided by (used in)
  financing activities                        45        314    (4,289)
                                        --------   --------  --------
 Effect of foreign exchange rate
  changes                                     (3)       (24)   (1,450)
 Net decrease in cash and cash
  equivalents                               (399)    (2,796)  (81,362)
 Cash and cash equivalents at
  beginning of the period                 19,801    138,610   278,067
                                        --------   --------  --------
 Cash and cash equivalents at end of
  the period                              19,402    135,814   196,705
                                        ========   ========  ========

CONTACT:  ChinaCast Education Corporation
          Michael J. Santos, Chief Marketing Officer & Investor
           Relations Officer
          (86-10) 6566-7788
          mjsantos@chinacasteducation.com
          www.chinacasteducation.com
          15/F Reignwood Center, No. 8 Yong An-Dongli,
          Jianguomenwai Avenue
          Beijing 100022, PRC

          Advanced Investor Relations, L.L.C.
          U.S. Investor Relations Contact:
          Miranda Weeks
          (703) 485-6067
          miranda@advancedinvestorrelations.com